Exhibit 99.1

Cepton Signs Definitive Agreement to be Acquired by Koito

●	After closing of the proposed transaction, Cepton will operate as a privately held indirect subsidiary of Koito in the U.S., with corporate headquarters in San Jose, CA.

●	Cepton and Koito have partnered since 2017 to industrialize high-performance lidar solutions for mass-market automotive, smart infrastructure and industrial applications.

●	The proposed transaction is poised to accelerate the commercialization of Cepton’s lidar technology through increased financial stability and scalability.

●	The integration of Cepton through the proposed transaction is expected to enhance Koito’s capabilities in automotive sensing solutions with strengthened technology advancement, product offerings and market penetration into new verticals.

●	The proposed transaction builds on the long-term synergy between Cepton’s innovative spirit and Koito’s engineering heritage, enabling sustainable focus on quality and resilience against industry challenges.

SAN JOSE, CA, July 29, 2024 – Cepton, Inc. (“Cepton” or the “Company”) (Nasdaq: CPTN), a Silicon Valley innovator and leader in high performance lidar solutions, announced today that it has signed a definitive agreement (the “Agreement”) providing for the acquisition by KOITO MANUFACTURING CO., LTD. (“Koito”) (TSE: 7276), a leading automotive tier one supplier, of all of the outstanding capital stock of the Company not owned by Koito for $3.17 per share in an all-cash transaction.

Cepton stockholders will receive $3.17 per share in cash, which represents a premium of approximately 25.3% to the closing price as of Friday, July 26, 2024. The material terms of the transaction will be described in Cepton’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission today.

The proposed transaction will complement Koito’s existing sensor technology roadmap, while providing Cepton with the financial stability and scalability that are crucial to the commercialization of its lidar technology. After the transaction, Cepton will operate as a privately held indirect subsidiary of Koito in the U.S.

“I am excited about the next stage of Cepton’s growth as we embark on a new journey together with Koito,” said Dr. Jun Pei, CEO and Co-founder of Cepton. “Over the past few years, we have achieved many remarkable milestones in product innovation and development, establishing ourselves as one of the most trusted lidar solutions providers in the automotive industry. A significant portion of our efforts were greatly supported by Koito as our long-term partner and investor.

“As we carry on our pioneering spirit as a Silicon Valley company and deepen our commitment to driving cutting-edge innovation, leaning on Koito’s century-old heritage of engineering rigor will heighten our dedication to delivering quality solutions to customers worldwide. Our partnership with Koito will provide us with unique access to a broader range of opportunities and resources and help us stay resilient to industry challenges in a way no other lidar company can. This will position us as a leading automotive lidar company for years to come, as Cepton continues to execute current automotive programs and actively manage future OEM initiatives.”

Michiaki Kato, President and COO of Koito, said: “We appreciate and are impressed by the outstanding technical capabilities exhibited by the Cepton team throughout our years of collaboration. We recognize this proposed transaction is an essential step toward realization of Koito’s vision of ‘lighting the way for our sustainable future.’ We are convinced that having Cepton as a member of the Koito group will significantly enhance the competitiveness of our sensor business.

Under our corporate message of ‘Lighting for Your Safety,’ Koito has been contributing to realizing a safe and secure mobility society through ‘light’ in the field of automotive lighting equipment and other products. By adding lidar, a sensor that uses ‘light,’ to our product lineup, we will contribute to safety and security in the next-generation mobility society where ADAS and autonomous driving become popular, and we will aim for sustainable corporate growth by providing even higher value-added products through synergy between automotive lighting equipment and sensor technology.”

Mitch Hourtienne, Chief Commercial Officer at Cepton, adds: “In addition to broadening business platforms for both Koito and Cepton, we expect our partnership to make a positive impact on the overall automotive lidar ecosystem, driving industry standards and accelerating adoption at scale. We are ready to better support our automotive OEM customers in safely deploying lidar-enhanced assisted and autonomous driving platforms through a streamlined and stabilized supply chain, making safe autonomy truly available in every consumer vehicle.”

O’Melveny and Myers LLP is acting as legal advisor to the Company. Craig-Hallum Capital Group LLC is acting as exclusive financial advisor to a special committee of disinterested and independent members of the Company’s board of directors and Cooley LLP is acting as legal advisor to the special committee. Davis Polk & Wardwell LLP and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) are acting as legal advisors to Koito. WTW is acting as HR advisor to Koito.

Closing Conditions and Timing

The Transaction, which has been approved by each company’s Board of Directors and recommended to Cepton’s stockholders by Cepton’s Board of Directors, is expected to close in the first quarter of 2025, subject to approval of Cepton’s stockholders representing at least a majority of the outstanding shares, regulatory approvals, and other customary closing conditions.

Additional Information about the Proposed Transaction and Where to Find It

This communication relates to the proposed transaction (the “Transaction”) involving Cepton, Inc. (the “Company”) and KOITO MANUFACTURING CO., LTD (“Parent”). In connection with the proposed Transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). The Proxy Statement will contain important information about the proposed Transaction and related matters. This communication is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with proposed Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), SCHEDULE 13E-3 AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The Proxy Statement (any amendments or supplements thereto), Schedule 13E-3 and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge on the SEC’s website at www.sec.gov or free of charge from the Company on the Company’s investor relation’s website at www.https://investors.cepton.com.

Participants in the Solicitation

The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the definitive proxy statement for the Company’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on May 15, 2024, or its Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents filed by the Company with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed Transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements Safe Harbor

This press release includes forward-looking statements, within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including without limitation, the Company’s expectations, plans and opinion regarding the proposed Transaction. Forward-looking statements can be identified by words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “aim,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms, and/or conditions or that are not statements of historical fact. The Company cautions readers of this press release that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, that could cause the actual results to differ materially from the expected results.

These forward-looking statements include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement between the parties to the proposed Transaction; (ii) the failure to obtain the approval of the proposed Transaction from the Company’s stockholders; (iii) the failure to obtain certain regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed Transaction within the expected timeframes or at all; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Transaction; (v) the effect of the announcement of the proposed Transaction on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (vi) uncertain global macro-economic and political conditions; and (vii) other risks listed from time to time in the Company’s filings with the SEC. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements. All forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. The Company does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

About Cepton

Cepton is a Silicon Valley innovator of lidar-based solutions for automotive (ADAS/AV), smart cities, smart spaces and smart industrial applications. With its patented lidar technology, Cepton aims to take lidar mainstream and achieve a balanced approach to performance, cost and reliability, while enabling scalable and intelligent 3D perception solutions across industries. Founded in 2016 and led by industry veterans with decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, CA and has a center of excellence facility in Troy, MI to provide local support to automotive customers in the Metro Detroit area. Cepton also has a presence in Germany to serve European customers. For more information, visit www.cepton.com and follow Cepton on LinkedIn and X (formerly known as Twitter).

About Koito

Under the corporate message, “Lighting for Your Safety”, KOITO MANUFACTURING CO., LTD. (Koito) has been marking a history of leadership in automotive lighting since its establishment in 1915. Today, the Koito Group consists of 30 companies located in 13 countries worldwide and provides products and services to customers all over the world, through a global network led by five major regions (Japan, Americas, Europe, China, and Asia). Its products, recognized for their high quality and advanced technology, are widely used by automotive makers worldwide. The company is responding to the future transformation of mobility through the development of next-generation lighting technologies and related equipment, control systems, and environmentally friendly products, materials, and production methods. For more information, please visit www.koito.co.jp/english.

Cepton, Inc. Contacts

Investors: InvestorRelations@cepton.com

Media: media@cepton.com

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